Filed Pursuant to Rule 433 of the Securities Act of 1933

 Issuer Free Writing Prospectus dated July 1, 2015
Registration No.  333-203238

Up to 3,125,000 Units
Consisting of One Share of Common Stock and
One Warrant to Purchase One-half Share of Common Stock

This free writing prospectus relates to the initial public offering of common stock and warrants of Innovation Economy Corporation, which does business under the name “ieCrowd”. It should be read together with ieCrowd’s final prospectus dated June 3, 2015 relating to the offering, which has been filed by ieCrowd with the Securities and Exchange Commission (the SEC) and which may be accessed through the following web link:

http://www.sec.gov/Archives/edgar/data/1563004/000121390015004282/f424b30615_innovation.htm

It should also be read together with any later-dated prospectus relating to the offering and the other documents filed by ieCrowd with the SEC.

Innovation Economy Corporation has filed a final prospectus with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the final prospectus and other documents Innovation Economy Corporation has filed with the SEC for more complete information about Innovation Economy Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, a copy of the prospectus may be obtained from TriPoint Global Equities, LLC if you request it by calling, toll-free, 1-800-304-6994.

On June 23, 2015, ieCrowd provided the following text to its employees to send via e-mail to ieCrowd’s vendors and partners:

Tuesday, June 23, 2015

VENDORS/PARTNERS IPO ANNOUNCEMENT

Subject Line: [Please select one of these]

Exciting News About ieCrowd’s IPO

Update Regarding Our IPO

ieCrowd Going Public with Crowd-targeted IPO

Dear [vendor],

I’m excited to share with you that we are conducting our IPO and that we just opened up the offering to consumers in a way that few, if any, IPOs have ever done before.

We would love for you to take a minute to learn more about our IPO. The link below has our prospectus, a company overview video and three videos about our innovations and, for people who are interested, a way to participate. www.banq.co/iecrowd

Please feel free to share this with your colleagues and friends via email (if you do please include the text below). ieCrowd, I and other team members are sharing IPO news on social media. Feel free to like and share those updates as well.

Thank you!

[My Name]

This is not an offer to sell, or a solicitation of an offer to buy, any securities. ieCrowd has filed a registration statement (including a prospectus) with the SEC for the initial public offering of ieCrowd securities. Before you invest, you should read the prospectus and other documents ieCrowd has filed with the SEC. You can get these documents for free by visiting EDGAR at SEC.gov or by calling, toll-free, 1-800-304-6994.